Exhibit 99.1

Powerwave Technologies Reports Second Quarter Results

SANTA ANA, Calif.--(BUSINESS WIRE)--August 2, 2010--Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today reported preliminary results for its second quarter ended July 4, 2010.

Net sales in the second quarter of fiscal 2010 were $144.6 million, compared with $136.1 million in the second quarter of fiscal 2009. Powerwave also reported second quarter GAAP net income of $0.2 million, which includes $0.9 million of restructuring and impairment charges and $0.8 million of non-cash debt discount amortization associated with certain outstanding long-term debt. For the second quarter of 2010, the net income equates to basic and diluted earnings per share of 0 cents. This compares with net income of $2.6 million, or basic and diluted earnings per share of 2 cents in the prior year period. The prior year period included a $6.4 million gain associated with the repurchase of outstanding debt.

For the second quarter of fiscal 2010, excluding the restructuring and impairment charges and debt discount amortization, on a pro forma basis, Powerwave would have reported net income of $2.5 million, or basic and diluted earnings per share of 2 cents.

For the first six months of fiscal 2010, total revenue was $259.1 million compared with $285.9 million for the first six months of fiscal 2009. Powerwave reported a total net loss for the first six months of 2010 of $10.6 million, or basic loss per share of 8 cents, compared with a net loss of $1.8 million, or a basic loss per share of 1 cent for the first six months of fiscal 2009. The results for the first six months of 2010 include a total of $1.3 million of restructuring and impairment charges and $1.6 million of non-cash debt discount amortization net of a gain on the exchange of outstanding long-term debt, and the results for the first six months of 2009 included $4.8 million of restructuring and intangible asset amortization expenses, offset by a net gain of $6.5 million associated with the repurchase of long-term debt, net of non-cash debt discount amortization.

“We continued to be affected by significant supply-chain constraints that are impacting the global electronics industry and have resulted in delayed shipments for us during the second quarter,” stated Ronald Buschur, president and chief executive officer of Powerwave Technologies. “In spite of this, we were able to grow our revenues by over 26% sequentially from the first quarter of this year. More importantly, we were able to show significant improvement in our gross margins during the quarter, thereby obtaining profitability on both a GAAP and pro forma basis for the second quarter. While global macro economic issues continue to impact our business, we continue to believe that there are signs of improvement as well as increasing North American wireless capital spending for the remainder of this year. During the remainder of this year, we expect to continue to face long lead times for certain electronic components that may impact our growth. In spite of this, we do believe that we have positioned Powerwave to be in an excellent position from which to capitalize on the long-term growth opportunities within the global wireless infrastructure market.”

Summary of Significant Items Impacting the Second Quarter

During the second quarter of 2010, we incurred total restructuring and impairment charges of $0.9 million, which primarily included severance charges related to personnel reductions as well as site closure expenses. The Company also incurred approximately $0.8 million of non-cash debt discount amortization related to its outstanding 1.875% Convertible Subordinated Notes due 2024 pursuant to FASB Accounting Standards Codification (ASC) Topic 470-20, which is included in interest expense for the quarter.

During the second quarter of 2010, the Company repurchased a total of $3 million par value of its 1.875% Convertible Subordinated Notes due 2024, resulting in a gain of $0.1 million.

During the second quarter of 2009, the Company repurchased a total of $20 million in aggregate par value of its 1.875% Convertible Subordinated Notes due 2024, resulting in a gain of $6.4 million.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended July 4, 2010 and June 28, 2009. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the fully diluted shares outstanding for each respective period were used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	July 4, 2010	June 28, 2009

Intangible asset amortization	--	($0.01)
Restructuring and impairment charges	($0.01)	--
Non-cash ASC Topic 718 compensation charge	($0.01)	($0.01)
Debt discount amortization	($0.01)	($0.01)
Gain on repurchase of long-term debt	--	$0.05

Total per share impact	($0.02 )*	$0.02

(Note: * this amount is rounded to the nearest whole cent.)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the second quarter of 2010 versus the second quarter of 2009, on a GAAP and pro forma basis.

	Three Months Ended
	(unaudited)
	July 4, 2010	June 28, 2009

GAAP reported gross margin %	29.0%	26.4%
Add: Pro Forma adjustments
Intangible asset amortization	--	0.4%
Restructuring and impairment charges	0.5%	0.0%
Pro Forma gross margin %	29.5%	26.8%

Second Quarter 2010 Revenue Summary

In the second quarter of 2010, total Americas revenue was $52.5 million or approximately 36 percent of revenue, compared with $41.9 million or approximately 31 percent of revenue in the second quarter of 2009. Total sales to customers based in the Asia Pacific region accounted for approximately 34 percent of revenue or $48.5 million in the second quarter of 2010, compared with 36 percent of revenue or $48.7 million in the second quarter of 2009. Total Europe, Africa and Middle East revenue in the second quarter of 2010 was $43.6 million or approximately 30 percent of revenue, compared with $45.5 million or approximately 33 percent of revenue in the second quarter of 2009.

Sales of products within the antenna systems group totaled $56.7 million or 39 percent of total revenue, sales of products in the base station systems group totaled $77.6 million or 54 percent of revenue and revenue from the coverage solutions group totaled $10.3 million or 7 percent of revenue in the second quarter of 2010.

In the second quarter of 2010, Powerwave’s largest customer was Nokia Siemens Networks, which accounted for approximately 25 percent of revenue. In terms of customer profile, total OEM sales accounted for approximately 44 percent of total revenue, and total direct and operator sales accounted for approximately 56 percent of revenue.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 41 percent of total revenue, 3G standards accounted for approximately 51 percent of total revenue and 4G standards accounted for approximately 8 percent of total revenue during the second quarter of 2010.

Equity Compensation Expense

The results reported herein include approximately $0.8 million of pre-tax stock compensation expense in the second quarter of 2010, and $1.7 million for the first six months of fiscal 2010, almost all of which is included in operating expenses. This had the effect of reducing the earnings per share in the second quarter of 2010 by 1 cent and increasing the loss per share in the first six months of 2010 by 1 cent. A similar impact in the second quarter of 2009 reduced the earnings per share by 1 cent and increased the loss per share in the first six months of 2009 by 2 cents.

Balance Sheet

At July 4, 2010, Powerwave had total cash and cash equivalents of $62.3 million, which includes restricted cash of $0.9 million. Total net inventories were $55.8 million, and net accounts receivable were $141.8 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as severance costs related to facility closures and reductions. In addition, excluded are the gains on the exchange of a portion of the Company’s outstanding long-term debt and the non-cash amortization of the debt discount associated with certain of our long-term debt. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, and the amortization of the debt discount is a non-cash expense and the gain on the exchange of long-term debt will not impact future operating results.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the second quarter ended July 4, 2010.

Conference Call

Powerwave is providing a simultaneous webcast and live dial-in number of its second quarter fiscal 2010 financial results conference call on Monday, August 2, 2010 at 2:00 pm Pacific time. To access the audio webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q2 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 614-3518 and enter reservation number 44283122. A replay of the webcast will be available beginning approximately 3 hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 5:00 pm Pacific time on August 2, 2010 through August 16, 2010 by calling (617) 801-6888 and entering reservation number 54297848.

Forward-Looking Statements

The foregoing statements regarding improving market conditions, increased North American wireless capital spending, and long-term growth opportunities within the wireless communications infrastructure industry and Powerwave’s ability to capitalize on such opportunities are “forward looking statements.” These forward looking statements are based on information available to Powerwave as of the date of this press release and are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to execute cost cutting initiatives without disrupting operations; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G, 2.5G, 3G and 4G networks; macroeconomic factors that may negatively influence demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduce demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; our ability to generate positive cash flow; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; component shortages or difficulties in obtaining components in the quantities required to meet customer demands may cause us to miss revenue targets and or lose customers to competitors; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K/A, Amendment No. 1, for the fiscal year ended January 3, 2010, and Form 10-Q for the quarterly period ended April 4, 2010, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY
POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009
Net sales	$144,580	$136,110	$259,053	$285,855
Cost of sales:
Cost of goods	101,886	99,587	186,527	214,548
Intangible asset amortization	-	623	-	1,247
Restructuring and impairment charges	705	2	726	1,410
Total cost of sales	102,591	100,212	187,253	217,205

Gross profit	41,989	35,898	71,800	68,650

Operating expenses:
Sales and marketing	8,362	8,854	17,758	18,595
Research and development	15,685	14,592	29,961	29,740
General and administrative	11,302	12,752	22,576	24,851
Intangible asset amortization	-	207	-	534
Restructuring and impairment charges	214	151	560	1,649
Total operating expenses	35,563	36,556	70,855	75,369

Operating income (loss)	6,426	(658)	945	(6,719)

Other income (expense), net	(4,564)	2,499	(8,137)	5,658

Income (loss) before income taxes	1,862	1,841	(7,192)	(1,061)
Income tax provision (benefit)	1,638	(718)	3,401	752
Net income (loss)	$224	$2,559	$(10,593)	$(1,813)

Net earnings (loss) per share:
- basic:	$0.00	$0.02	$(0.08)	$(0.01)
- diluted: [1]	$0.00	$0.02	$(0.08)	$(0.01)

Weighted average common shares used in computing per share amounts:
- basic:	132,609	131,654	132,516	131,572
- diluted:	135,340	134,447	132,516	131,572

[1] The diluted earnings and loss per share does not include an add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
PERCENTAGE OF NET SALES

	Three Months Ended		Six Months Ended
	(unaudited)		(unaudited)
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	70.5	73.2	72.0	75.1
Intangible asset amortization	-	0.4	-	0.4
Restructuring and impairment charges	0.5	0.0	0.3	0.5
Total cost of sales	71.0	73.6	72.3	76.0

Gross profit	29.0	26.4	27.7	24.0

Operating expenses:
Sales and marketing	5.8	6.5	6.9	6.5
Research and development	10.8	10.7	11.6	10.4
General and administrative	7.8	9.4	8.7	8.7
Intangible asset amortization	-	0.2	-	0.2
Restructuring and impairment charges	0.2	0.1	0.2	0.6
Total operating expenses	24.6	26.9	27.4	26.4

Operating income (loss)	4.4	(0.5)	0.3	(2.4)

Other income (expense), net	(3.1)	1.8	(3.1)	2.0

Income (loss) before income taxes	1.3	1.3	(2.8)	(0.4)
Income tax provision (benefit)	1.1	(0.6)	1.3	0.2
Net income (loss)	0.2%	1.9%	(4.1%)	(0.6%)

POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	(Unaudited)			(Unaudited)
			Pro Forma			Pro Forma
	July 4,		July 4,	July 4,		July 4,
	2010	Adjustments	2010	2010	Adjustments	2010
Net sales	$144,580	-	$144,580	$259,053	-	$259,053
Cost of sales:
Cost of goods	101,886	-	101,886	186,527	-	186,527
Restructuring and impairment charges	705	(705)[1]	-	726	(726)[1]	-
Total cost of sales	102,591	(705)	101,886	187,253	(726)	186,527
Gross profit	41,989	705	42,694	71,800	726	72,526
Operating expenses:
Sales and marketing	8,362	-	8,362	17,758	-	17,758
Research and development	15,685	-	15,685	29,961	-	29,961
General and administrative	11,302	-	11,302	22,576	-	22,576
Restructuring and impairment charges	214	(214)[1]	-	560	(560)[1]	-
Total operating expenses	35,563	(214)	35,349	70,855	(560)	70,295
Operating income (loss)	6,426	919	7,345	945	1,286	2,231

Other income (expense), net	(4,564)	814 [2]	(3,750)	(8,137)	1,599 [2]	(6,538)

Income (loss) before income taxes	1,862	1,733	3,595	(7,192)	2,885	(4,307)
Income tax provision (benefit)	1,638	(559)[3]	1,079	3,401	(3,111)[3]	290
Net income (loss)	$224	2,292	$2,516	$(10,593)	5,996	$(4,597)

Net earnings (loss) per share:
- basic:	$0.00		$0.02	$(0.08)		$(0.03)
- diluted:[4]	$0.00		$0.02	$(0.08)		$(0.03)

Weighted average common shares used in computing per share amounts:
- basic:	132,609		132,609	132,516		132,516
- diluted:	135,340		135,340	132,516		132,516

[1] These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.
[2] This represents the amortization of the debt discount partially offset by the gain on the exchange of outstanding long-term debt during the fiscal period.

[3] This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax rate of 30% for the second quarter of 2010 period and an assumed effective income tax rate of 7% for the first six months of 2010.

[4] Diluted earnings per share do not include the add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 4,	January 3,
	2010	2010
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$61,435	$60,439
Restricted cash	884	2,600
Accounts receivable, net	141,775	142,949
Inventories, net	55,809	60,544
Property, plant and equipment, net	81,337	89,883
Other assets	40,693	33,437
Total assets	$381,933	$389,852

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$86,944	$81,830
Short-term debt	-	-
Long-term debt	273,280	268,983
Accrued expenses and other liabilities	39,675	38,427
Total shareholders' equity	(17,966)	612
Total liabilities and shareholders’ equity	$381,933	$389,852

[1] July 4, 2010 balances are preliminary and subject to reclassification adjustments.
[2] January 3, 2010 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608